Exhibit 11.1

Consent of Independent Auditor

We hereby consent to the inclusion in the Proxy Statement/Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Kinderhook Bank Corp., of our report dated March 23, 2017 related to the consolidated financial statements of Kinderhook Bank Corp. and Subsidiaries as of December 31, 2016, and for each of the fiscal years in the two-year period ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

 Peabody, Massachusetts

June 1, 2017